Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-192400) of Carbonite, Inc.,

•	Registration Statement (Form S-8 No. 333-176373) pertaining to the Amended and Restated 2005 Stock Incentive Plan and the 2011 Equity Award Plan of Carbonite, Inc., and

•	Registration Statements (Form S-8 Nos. 333-179988, 333-187089, 333-194332 and 333-202645) pertaining to the 2011 Equity Award Plan of Carbonite, Inc.,

of our report dated March 31, 2016, with respect to the consolidated financial statements of EVault, Inc. and subsidiaries as of July 3, 2015 and June 27, 2014 and for the years ended July 3, 2015, June 27, 2014 and June 28, 2013, included in this Current Report on Form 8-K/A of Carbonite, Inc.

/s/ Ernst & Young LLP
Salt Lake City, Utah
April 4, 2016